NEWS
                                                   RELEASE


FOR IMMEDIATE RELEASE
---------------------
FOR FURTHER INFORMATION CONTACT:

Investor Inquiries:                                Media Inquiries:
------------------                                 ---------------
Michael Gorin                                      Andrew Merrill, David Pitts
President and Chief Financial Officer              The Abernathy MacGregor Group
(516) 694-6700                                     (212) 371-5999



                             AEROFLEX INCORPORATED
                              COMPLETES MERGER WITH
                                IFR SYSTEMS, INC.


     PLAINVIEW, NY June 19, 2002 Aeroflex Incorporated (Nasdaq Symbol: ARXX) announced today the successful completion of a second-step merger with IFR Systems, Inc.

     As a result of the purchase of 89.5% of the outstanding shares by Testco Acquisition, Aeroflex's wholly-owned subsidiary, in its tender offer for all of the outstanding shares of IFR at a price of $1.35 and the acquisition of shares of IFR pursuant to the option to purchase shares granted by IFR under the merger agreement, the merger was completed without a vote of holders of shares, in accordance with applicable law.

     As a result of the merger, each share of IFR common stock that was not tendered, other than the shares held by Aeroflex, Testco Acquisition and stockholders validly exercising appraisal rights under Delaware law, now represents the right to receive $1.35 in cash without interest and IFR is no longer a reporting company with publicly traded securities.

About Aeroflex

     Aeroflex Incorporated, through its subsidiaries, designs, develops and manufactures state-of-the-art microelectronic module, integrated circuit, interconnect and testing solutions used in broadband communication applications. The Company's common stock trades on the Nasdaq National Market System under the symbol ARXX and is included in the S&P SmallCap 600 index. Additional information concerning Aeroflex Incorporated can be found on the Company's Web site: www.aeroflex.com.


About IFR

IFR is a leading designer and manufacturer of advanced wireless test solutions for communications, avionics and general test and measurement applications. For more information about IFR in the United States, contact: IFR, 10200 West York Street, Wichita, Kansas, 67215-8999. Contact IFR via e-mail at info@IFRSys.com, on the Web at www.IFRSys.com, or be telephone at (800) 835-2352 or (316) 522-4981.

All statements other than statements of historical fact included in this press release regarding Aeroflex's financial position, business outlook, business strategy and plans and objectives of its management for future operations are forward-looking statements. When used in this press release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Aeroflex or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of Aeroflex's management, as well as assumptions made by and information currently available to its management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, competitive factors and pricing pressures, integration of the business of IFR, changes in legal and regulatory requirements, technological change or difficulties, product development risks, commercialization difficulties and general economic conditions. Such statements reflect our current views with respect to the future and are subject to these and other risks, uncertainties and assumptions relating to Aeroflex's financial condition, results of operations, growth strategy and liquidity.